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               [ LOGO ] BOGEN COMMUNICATIONS INTERNATIONAL, INC.


                                  July 16, 2002


Dear Shareholder:

      Bogen Communications International, Inc. is offering to purchase up to 2,500,000 shares of its common stock from its existing shareholders, subject to the terms set forth in the enclosed offer to purchase and the related letter of transmittal. The price paid by Bogen will be $4.00 per share. You may tender all or only a portion of your shares, subject to proration if more than 2,500,000 shares are tendered.

      The terms and conditions of the tender offer are explained in detail in the enclosed offer to purchase and the related letter of transmittal. We encourage you to read these materials carefully before making any decision with respect to the tender offer. The instructions on how to tender shares are also explained in detail in the accompanying materials.

      The board of directors of Bogen has approved the tender offer. However, none of Bogen, Bogen's board of directors and the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You should make your own decision based on your views as to the value of Bogen's shares and Bogen's prospects, as well as your liquidity needs, investment objectives and other individual considerations. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

      THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, AUGUST 13, 2002, UNLESS EXTENDED BY BOGEN.

      If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885 or collect at (212) 929-5500.

                                                   Sincerely,

                                                   /s/ Jonathan Guss
                                                   -----------------------
                                                   Jonathan Guss
                                                   Chief Executive Officer